Exhibit 99.1
F O R              I M M E D I A T E            R E L E A S E
N E W S
FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE FULL YEAR 2007 AND FOURTH QUARTER OF 2007
Milwaukee, Wisconsin
January 17, 2008
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $17.1 million or $0.31 diluted earnings per share for the year ended December 31, 2007 as compared to $20.6 million or $0.34 diluted earnings per share during 2006. Earnings for the fourth quarter of 2007 were $4.1 million or $0.08 diluted earnings per share as compared to $4.6 million or $0.08 diluted earnings per share for the fourth quarter of 2006. Earnings decreased for the year ended December 31, 2007 primarily as a result of a decrease in the net interest margin and losses totaling $798,000 (net of income tax) on investments in two mutual funds, which invested in mortgage-related securities, that were determined to be other than temporarily impaired, partially offset by the recovery of previous provisions for loan losses and an increase in income adjustment of $445,000 (net of income tax ) due to a one time adjustment to the amortization of deferred costs as reported to us by a 50% owned subsidiary. Earnings decreased for the fourth quarter of 2007 primarily as the result of the losses relating to mutual funds discussed above, offset by the
CORPORATE HEADQUARTERS
4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

income adjustment discussed above. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“Fierce competition for shrinking deposits and loan business continued to pressure our net interest margin during most of 2007; however that pressure abated somewhat during the fourth quarter of 2007. Working in our favor were three components of our strategic plan. We boosted fee income. We managed our expenses with extreme discipline. And, our conservative underwriting standards continued to serve us well. We don’t engage in what is generally considered ‘subprime mortgage lending’ and we don’t intend to in the future.” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent an 8.8% decrease in diluted earnings per share for the year ended December 31, 2007 as compared to 2006. The reported results in diluted earnings per share for the quarters ended December 31, 2007 and 2006 were the same. Net income for the year ended December 31, 2007 decreased 17.0%, and for the three months ended December 31, 2007 decreased 12.2%, as compared to the same periods in 2006.
One-to-four family mortgage loan originations and purchases were $272.5 million for the year 2007 and $52.9 million for the fourth quarter of 2007 as compared to $365.9 million for the year 2006 and $57.2 million for the fourth quarter of 2006. The decreased originations and purchases of mortgage loans were the result of a decrease in home sales, purchases and construction.
Multi-family and commercial real estate mortgage loan originations were $200.3 million for 2007 and $67.0 million for the fourth quarter of 2007 as compared to $138.8 million for 2006 and $35.3 million for the fourth quarter of 2006. The increased originations were the result of successful marketing efforts and the hiring of additional personnel.
Loan sales were $102.9 million for 2007 as compared to $89.5 million for 2006. For the three months ended December 31, 2007 loan sales were $24.9 million as compared to $21.5 million for the same period in 2006. Loan sales increased in both periods because of increased fixed rate mortgage loan originations that resulted from increased demand caused by steady to declining interest rates and a decrease in demand for adjustable rate mortgages. As a result of the increased loan sales, gains on the sales of loans were $1.5 million for the year 2007 and $378,000 for the fourth quarter of 2007 as compared to $1.1 million and $281,000, respectively, for the comparable periods in 2006.
Consumer loan originations for 2007 were $119.3 million as compared to $158.7 million for 2006 and $24.7 million for the fourth quarter of 2007 as compared to $32.4 million for the comparable period in 2006. The decreased originations for both periods in 2007 were primarily the result of declining demand in the face of slower growth in homeowners’ equity. The decreased originations for the year ended December 31, 2007 were also due to the discontinuance of indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation in the second quarter of 2006.
Commercial business loan originations increased slightly in 2007 to $45.9 million as compared to $42.9 million in 2006, and were at $10.4 million for the fourth quarters of both 2007 and

2006. The increase in the year 2007 was primarily the result the continued emphasis by management to develop this portion of our loan portfolio, including the hiring of new personnel.
In total, loan originations and purchases for the year 2007 were $638.0 million as compared to $706.3 million for 2006 and $155.0 million for the fourth quarter of 2007 as compared to $135.3 million for the same period in 2006, with the decrease in the year and increase in the fourth quarter due to the factors discussed above.
Total assets were $3.5 billion at both December 31, 2007 and 2006.
The investment securities portfolio increased by $51.2 million and the mortgage-related securities portfolio increased by $35.1 million during 2007. The increases were primarily a result of purchasing new investment and mortgage-related securities and an increase in the market value of the portfolios partially offset by repayments within the portfolios and the recognition of losses in the amount of $1.2 million related to investments in mutual funds that were deemed to be other than temporarily impaired at December 31, 2007.
Deposits decreased $45.7 million during 2007 to $2.1 billion as compared to $2.2 billion at December 31, 2006. Within the deposit portfolio, certificates of deposit decreased $50.8 million and our core deposits (checking, savings and money market accounts) increased $5.1 million. The decrease in certificates of deposit resulted from our efforts to utilize lower cost funding alternatives as compared to higher cost certificates of deposit. The weighted average cost of deposits increased 0.09% at December 31, 2007 as compared to at December 31, 2006.
Borrowings increased to $912.5 million at December 31, 2007 as compared to $705.0 million at December 31, 2006. The additional borrowings were primarily used for funding our stock repurchase programs, funding the decrease in deposits and purchasing investment and mortgage-related securities.
We have paid 28 consecutive cash dividends since our initial stock offering. Cash dividends paid in 2007 were $0.33 per share as compared to $0.29 per share for 2006. This cash dividend increase of $0.04 per share in 2007 is a 13.8% increase over the cash dividends paid in 2006.
Non-performing loans to total loans at December 31, 2007 decreased to 0.65% as compared to 0.72% at December 31, 2006 and 0.66% at September 30, 2007. This decrease in non-performing loans over the year was primarily the result of one non-performing commercial business loan being paid off in the first quarter of 2007. As a result of this loan being repaid, we recovered a net amount of approximately $929,000 of loan loss provisions in the first quarter of 2007, which was partially offset by additional provisions for loan losses of $51,000 in the second quarter, $388,000 in the third quarter and $218,000 in the fourth quarter of 2007. The additional provisions for loan losses were made in the normal course of business. Our allowance for loan losses at December 31, 2007 was $11.8 million or 91.0% of non-performing loans as compared to $12.6 million or 86.7% of non-performing loans at December 31, 2006.
The net interest margin for the year 2007 decreased to 2.07% as compared to 2.25% for 2006. The decreased net interest margin for the year was primarily the result of the rising cost of deposits and our borrowings, the continued flattening and inversion of the yield curve and the effects of our stock repurchase programs. Specifically, the flattening and inversion of the yield curve reduced our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin. For the fourth quarter of 2007, the net interest margin was 2.09% as compared to 2.06% for the fourth quarter of 2006. The increase in the net interest margin for the fourth quarter was due to an increase in the yield on loans and a decrease in the cost of deposits.
Income taxes were lower in 2007 as compared to 2006 primarily because of a reduction in pretax income.
Book value per share was $8.63 at December 31, 2007. The annualized return on average equity (ROE) for 2007 was 3.57% and 3.63% for the fourth quarter of 2007. The annualized return on average assets (ROA) for 2007 was 0.49% and 0.46% for the fourth quarter of 2007. We repurchased 10,820,448 shares during 2007 at an average price of $11.15 per share. In the fourth quarter of 2007, we repurchased 3,593,500 shares at an average price of $10.42 per share. We regularly review market conditions and costs of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 offices in the state of Wisconsin and one office in Minnesota.
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Outlook
The following are forward looking statements; see “Cautionary Statements” below. Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in early 2008. They are as follows:
•	There may be an environment of continued economic slow down. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to decrease, along with related interest and fee income.

•	A slow down in the appreciation of the value of real estate or even a decrease in value may occur. Reduced property prices could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	A continuation of stabilized or soft real estate values could also affect the value of the collateral securing our mortgage loans. A decrease in value could in turn lead to increased losses on loans in the event of foreclosures, which would affect our provisions for loan losses and profitability.

•	A general slow down in the economy or a recession may affect our borrowers’ ability to repay their loan obligations which could lead to increased loan losses or provisions.

•	If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily mortgage-related securities, earn less income than real estate loans.
•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. However, market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans.
•	Bank Mutual opened two new offices in 2007, and anticipates opening up to two new offices in 2008. The addition of new offices increases our occupancy and related personnel costs going forward.
•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out-of-state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on our earnings. Although we believe we have reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, our position may not prevail in court or other actions may occur which give rise to liabilities. We also may incur further costs in the future to address and defend these issues.
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Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, negative developments in the credit and lending markets, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2007	2006
	(In thousands)
Assets
Cash and due from banks	$36,235	$44,438
Interest-earning deposits	2,714	1,022

Cash and cash equivalents	38,949	45,460
Securities available-for-sale, at fair value:
Investment securities	99,450	48,290
Mortgage-related securities	1,099,922	1,064,851
Loans held for sale	7,952	3,787
Loans receivable, net	1,994,556	2,024,325
Goodwill	52,570	52,570
Other intangible assets	2,428	3,089
Mortgage servicing rights	4,708	4,653
Other assets	187,511	204,360

	$3,488,046	$3,451,385

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,112,968	$2,158,641
Borrowings	912,459	705,025
Advance payments by borrowers for taxes and insurance	1,815	2,199
Other liabilities	27,859	49,223

	3,055,101	2,915,088

Minority interest in real estate development	2,910	2,518

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2007 and 2006
Issued and outstanding — none in 2007 and 2006	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2007 and 2006
Issued - 78,783,849 shares in 2007 and 2006
Outstanding - 49,834,756 in 2007 and 60,277,087 in 2006	788	788
Additional paid-in capital	498,408	496,302
Retained earnings	273,330	273,454
Unearned ESOP shares	(2,166)	(3,066)
Accumulated other comprehensive income	(6,069)	(15,426)
Treasury stock - 28,949,093 in 2007 and 18,506,762 shares in 2006	(334,256)	(218,273)

Total shareholders’ equity	430,035	533,779

	$3,488,046	$3,451,385

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income:
Loans	$31,347	$30,452	$122,608	$118,175
Investments	1,336	960	4,871	3,762
Mortgage-related securities	13,203	12,227	52,518	50,017
Interest-earning deposits	493	478	2,471	1,917

Total interest income	46,379	44,117	182,468	173,871
Interest expense:
Deposits	19,078	18,825	76,011	68,712
Borrowings	9,954	8,332	37,738	30,355
Advance payment by borrowers for taxes and insurance	7	8	22	24

Total interest expense	29,039	27,165	113,771	99,091

Net interest income	17,340	16,952	68,697	74,780
Provision for (recovery of) loan losses	218	335	(272)	632

Net interest income after provision for loan losses	17,122	16,617	68,969	74,148
Non-interest income:
Service charges on deposits	1,714	1,696	6,612	6,085
Brokerage and insurance commissions	693	632	2,617	2,400
Loan related fees and servicing revenue	418	410	1,560	1,550
Gains (losses) on investments	(1,228)	—	(1,228)	694
Gain on sales of loans	378	281	1,478	1,132
Real estate investment partnership income	—	—	1,422	—
Other	2,408	1,427	8,500	5,707

Total noninterest income	4,383	4,446	20,961	17,568
Non-interest expenses:
Compensation, payroll taxes and other employee benefits	9,426	9,385	38,234	37,468
Occupancy and equipment	2,755	2,615	11,277	10,539
Amortization of other intangible assets	165	165	661	661
Real estate investment partnership cost of sales	—	—	645	—
Other	2,928	3,164	12,726	12,643

Total non-interest expenses	15,274	15,329	63,543	61,311
Minority interest in income of real estate operations	1	—	392	—

Income before income taxes	6,230	5,734	25,995	30,405
Income taxes	2,160	1,097	8,892	9,808

Net income	$4,070	$4,637	$17,103	$20,597

Per share data:
Earnings per share-basic	$0.08	$0.08	$0.32	$0.35

Earnings per share-diluted	$0.08	$0.08	$0.31	$0.34

Cash dividends paid	$0.085	$0.075	$0.330	$0.290

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	For the Three Months		For the Twelve Months
	Ended December 31, 2007		Ended December 31, 2007
Originations	2007	2006	2007	2006
Mortgage loans
One to four family	$42,303	$40,583	$195,923	$208,524
Multi-family	16,052	19,281	58,701	81,812
Commercial Real Estate	50,961	$15,982	141,603	$56,960

Total Mortgage Loans	109,316	75,846	396,227	347,296

Consumer loans	24,654	32,403	119,319	158,690
Commercial business loans	10,399	10,427	45,862	42,888

Total loan originations	$144,369	$118,676	$561,408	$548,874

Purchases
Mortgage loans	10,625	16,607	76,619	157,399

Total loan purchases	10,625	16,607	76,619	157,399

Total loans originated and purchased	$154,994	$135,283	$638,027	$706,273

Loan Sales	$24,858	$21,538	$102,853	$89,513

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands except per share amounts and ratios)

	December 31,	December 31,
Loan Portfolio Analysis	2007	2006
Mortgage loans:
One to four family	$1,059,307	$1,123,905
Multi-family	206,640	157,768
Commercial real estate	202,528	167,089
Construction and development	170,401	187,323

Total mortgage loans	1,638,876	1,636,085
Consumer loans	379,558	431,246
Commercial business loans	53,784	52,056

Total loans receivable	2,072,218	2,119,387
Deductions to gross loans	77,662	95,062

Total loans receivable, net	$1,994,556	$2,024,325

	December 31,	December 31,
Asset Quality Ratios	2007	2006
Non-performing mortgage loans	$11,251	$11,504
Non-performing consumer loans	930	803
Non-performing commercial business loans	159	1,625
Accruing loans delinquent 90 days or more	602	565

Total non-performing loans	$12,942	$14,497

Total non-performing assets	$16,629	$15,728

Non-performing loans to loans receivable, net	0.65%	0.72%
Non-performing assets to total assets	0.48%	0.46%
Allowance for loan losses to non-performing loans	90.98%	86.74%
Allowance for loan losses to non-performing assets	70.80%	79.95%
Allowance for loan losses to total loans	0.59%	0.62%

Net recoveries (charge-offs )	$(528)	$(148)
Net recoveries (charge-offs) to avg loans (annualized)	-0.03%	-0.01%
Allowance for loan losses	$11,774	$12,574
	December 31,	December 31,
Deposit Analysis	2007	2006
Noninterest-bearing checking	$97,506	$104,821
Interest-bearing checking	170,986	174,206
Savings accounts	183,756	200,016
Money Market accounts	280,442	248,542
Certificate accounts	1,380,278	1,431,056

Total Deposits	$2,112,968	$2,158,641

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	For the Three Months		For the Twelve Months
	Ended December 31, 2007		Ended December 31, 2007
Operating Ratios (annualized)	2007	2006	2007	2006
Net interest margin (1)	2.09%	2.06%	2.07%	2.25%
Net interest rate spread	1.63%	1.47%	1.57%	1.72%
Return on average assets	0.46%	0.54%	0.49%	0.59%
Return on average shareholders’ equity	3.63%	3.50%	3.57%	3.89%
Return on average tangible
shareholders’ equity (2)	4.17%	3.94%	4.07%	4.39%
Efficiency ratio (3)	70.31%	71.64%	70.87%	66.39%
Non-interest expense as a percent of average assets	1.74%	1.78%	1.81%	1.77%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes. Since many analysts establish financial maturities utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

	For the Three Months		For the Twelve Months
	Ended December 31		Ended December 31
Other Information	2007	2006	2007	2006
Average earning assets	$3,314,458	$3,286,418	$3,314,412	$3,318,806
Average assets	$3,521,063	$3,443,474	$3,511,624	$3,465,455
Average interest bearing liabilities	$2,926,287	$2,785,426	$2,893,960	$2,810,893
Average shareholders’ equity	$448,811	$529,544	$479,000	$528,890
Average tangible shareholders’ equity (4)	$390,012	$470,397	$420,069	$469,275
Weighted average number of shares outstanding

-used in basic earnings per share	50,624,403	58,268,214	54,109,643	59,315,648

-used in diluted earnings per share	51,708,732	59,929,415	55,397,790	60,999,611

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands except per share amounts and ratios)

	December 31,	December 31,
Book Value per Share	2007	2006
Number of shares outstanding (net of treasury shares)	49,834,756	60,277,087
Book value per share	$8.63	$8.86

	At December 31,	At December 31,
Weighted Average Net Interest Rate Spread	2007	2006
Yield on loans	6.26%	6.04%
Yield on investments	4.63%	4.47%
Combined yield on loans and investments	5.64%	5.48%
Cost of deposits	3.61%	3.52%
Cost of borrowings	4.27%	4.46%
Total cost of funds	3.81%	3.75%
Interest rate spread	1.83%	1.73%